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EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

dated as of December 22, 2002

by and among

KEYSTONE HOLDINGS LLC,

KEYSTONE ACQUISITION CORP.

and

COORSTEK, INC.

i

TABLE OF DEFINED TERMS

Term	Cross-Reference Section
Acquisition Proposal	Section 6.10(a)
affiliate	Section 9.03
Agreement	Preamble
Alternative Transaction	Section 6.06(b)
Board	Recitals
Board of Directors	Recitals
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Commitment Letter	Section 4.06
Common Stock	Recitals
Company	Preamble
Company Acquisition Agreement	Section 6.10(b)
Company Disclosure Letter	Section 3.04(a)
Company Material Adverse Effect	Section 3.01
Company Requisite Vote	Section 3.03(a)
Company SEC Documents	Section 3.05
Company Stock Options	Section 3.02
Company Stock Plans	Section 6.04(f)
Company Stockholders Meeting	Section 6.01(b)
Company Subsidiaries	Section 3.01
Company Warrants	Section 3.02
Confidentiality Agreement	Section 6.02
Consent	Section 3.04(b)
Constituent Corporations	Section 1.04
Contract	Section 3.04(a)
DGCL	Section 1.01
Dissenting Shares	Section 2.03
Dissenting Stockholder	Section 2.03
Effective Time	Section 1.03
ESPP	Section 6.04(e)
Evaluation Committee	Recitals
Exchange Act	Section 3.04(b)
Exchange Fund	Section 2.04(a)
Filed Company SEC Documents	Section 3.05
Financial Advisor	Recitals
Financing	Section 4.06
GAAP	Section 3.05
Governmental Entity	Section 3.04(b)
HSR Act	Section 3.04(b)
JKC Salary Continuation Agreement	Section 3.02
Judgment	Section 3.04(a)
Law	Section 3.04(a)
Lender	Section 4.06
Liens	Section 3.04(a)
Meeting Deadline	Section 8.01(b)(i)

Merger	Section 1.01
Merger Consideration	Section 2.01(c)
Outside Date	Section 8.01(b)(i)
Parent	Preamble
Parent Group	Recitals
Parent Material Adverse Effect	Section 4.04(a)
Paying Agent	Section 2.04(a)
Per Share Merger Consideration	Section 2.01(c)
person	Section 9.03
Preferred Stock	Section 3.02
Proxy Statement	Section 3.04(b)
Public Stockholders	Recitals
Purchaser	Preamble
Purchaser Common Stock	Section 4.02(b)
Purchaser Material Adverse Effect	Section 4.04(a)
Rights Plan	Recitals
Schedule 13E-3	Section 3.04(b)
SEC	Section 3.04(b)
Securities Act	Section 3.05
subsidiary	Section 9.03
Superior Acquisition Proposal	Section 6.10(a)
Surviving Corporation	Section 1.01
Transfer Taxes	Section 6.08
Voting Company Debt	Section 5.01(a)(ii)

        This Agreement and Plan of Merger (this "Agreement") is made and entered into as of this 22 day of December, 2002, by and among Keystone Holdings LLC, a Delaware limited liability company ("Parent"), Keystone Acquisition Corp., a Delaware corporation ("Purchaser"), and CoorsTek, Inc., a Delaware corporation (the "Company").

Recitals

        WHEREAS, Purchaser desires to acquire the entire equity interest in the Company and to provide for the payment of $26.00 per share in cash for all shares of the issued and outstanding common stock, par value $.01 per share, of the Company (the "Common Stock") not held by Purchaser, Parent or the Parent Group (as defined below);

        WHEREAS, immediately prior to the execution of this Agreement by the parties hereto, Parent and certain of its affiliates and associates identified on Schedule A hereto (collectively, the "Parent Group"), beneficially and of record owned 3,147,332 shares of the Common Stock, constituting approximately 26.8% of the issued and outstanding shares of the Common Stock;

        WHEREAS, on or immediately prior to the execution of this Agreement by the parties hereto, all such shares of Common Stock owned by the Grover C. Coors Trust have been contributed by it to the Parent such that, as of the time of the execution of this Agreement, Parent beneficially owns all of such 681,753 shares of the Common Stock;

        WHEREAS, Parent has provided to the Company a correct and complete copy of the form of contribution agreement to be entered into between each of the persons comprising the Parent Group (other than Parent), on the one hand, and the Parent, on the other hand, pursuant to which each of such persons shall contribute to the Parent, prior to the Effective Time (as hereinafter defined), all of the shares of Common Stock owned by such persons in exchange for membership interests in Parent;

        WHEREAS, immediately prior to the Effective Time, Parent shall contribute or otherwise transfer all of the shares of Common Stock then owned by it to Purchaser;

        WHEREAS, the Evaluation Committee (the "Evaluation Committee") of the Board of Directors of the Company (the "Board of Directors" or the "Board") has approved this Agreement, determined and declared that this Agreement, the Merger (as hereinafter defined) and the transactions contemplated hereby are fair to, advisable, and in the best interests of, the Company's stockholders other than the Parent Group (the "Public Stockholders") and has recommended approval of the Merger and adoption of the Agreement by the Board of Directors and the stockholders of the Company;

        WHEREAS, the Evaluation Committee has received the opinion of Banc of America Securities LLC (the "Financial Advisor"), dated as of the date of this Agreement, to the effect that, based on, and subject to, the various assumptions and qualifications set forth therein, as of the date of such opinion, the Per Share Merger Consideration (as hereinafter defined) to be received by the Public Stockholders pursuant to the Merger is fair from a financial point of view to such holders;

        WHEREAS, the Board of Directors, after receiving the recommendation of the Evaluation Committee, has approved this Agreement, determined and declared that this Agreement, the Merger and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company's Public Stockholders and has adopted the Merger as set forth herein and has determined to submit the Merger and this Agreement to the stockholders of the Company for approval;

        WHEREAS, the Parent has received the opinion of McDonald Investments, dated as of the date of this Agreement, to the effect that, based on, and subject to, the various assumptions and qualifications set forth therein, as of the date of such opinion, the consideration to be paid by Purchaser in respect of the shares of Common Stock held by the Public Stockholders pursuant to the Merger is fair from a financial point of view to the Parent;

        WHEREAS, the Board of Directors of the Purchaser has approved this Agreement, determined and declared that this Agreement, the Merger and the transactions contemplated hereby are fair to,

advisable and in the best interests of the Purchaser's stockholders and has adopted the Merger as set forth herein and has recommended approval of the Merger and adoption of this Agreement by the stockholders of the Purchaser; and

        WHEREAS, the Company has amended its Stockholder Rights Plan established pursuant to the Rights Agreement, dated as of December 20, 1999, as amended (the "Rights Plan"), between the Company and Wells Fargo Bank Minnesota, N.A., formerly known as Norwest Bank Minnesota, N.A., to permit the consummation of the transactions contemplated by this Agreement;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Purchaser and Company hereby agree as follows:

ARTICLE I

THE MERGER

  Section 1.01. The Merger.

        At the Effective Time (as defined in Section 1.03 hereof), in accordance with this Agreement and Section 251 of the General Corporation Law of the State of Delaware (the "DGCL"), Purchaser shall be merged with and into the Company, the separate existence of the Purchaser shall cease, and the Company as a wholly-owned subsidiary of Parent shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time (the "Merger"). The Company after the Merger sometimes is referred to hereinafter as the Surviving Corporation (the "Surviving Corporation").

  Section 1.02. Closing.

        The closing (the "Closing") of the Merger shall take place at the offices of Davis Graham & Stubbs LLP, 1550 17th Street, Suite 500, Denver, Colorado 80202 at 10:00 a.m. (MST) on the second business day following the satisfaction (or, to the extent permitted by Law (as defined in Section 3.04(a)), waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Purchaser and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

  Section 1.03. Effective Time.

        Prior to the Closing, the Company shall prepare, and on the Closing Date shall cause to be filed with the office of the Secretary of State of the State of Delaware, a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Purchaser and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective in accordance with the DGCL being the "Effective Time").

  Section 1.04. Effects of the Merger.

        At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of this Agreement and as set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights and property of the Company and the Purchaser (the "Constituent Corporations") shall vest in the Surviving Corporation, and all debts and liabilities of the Company and the Purchaser shall become the debts and liabilities of the Surviving Corporation.

  Section 1.05. Certificate of Incorporation and Bylaws.

        (a)  At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation. The members of the Board of Directors other than John K. Coors shall resign by written instrument effective immediately prior to the Effective Time, it being understood that at and after the Effective Time, the sole member of the Board of Directors of the Company and the sole stockholder of the Company may take such steps to amend the certificate of incorporation or bylaws of the Company and approve any actions or agreements in connection with the financing of the Merger or otherwise as they, in their sole discretion shall determine.

        (b)  The bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

  Section 1.06. Directors.

        The directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

  Section 1.07. Officers.

        The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

  Section 2.01. Effect on Capital Stock.

        At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company, the Surviving Corporation or the holder of any of the following securities:

        (a)    Capital Stock of Purchaser.    Each issued and outstanding share of capital stock of Purchaser shall be converted into and become one fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

        (b)    Cancellation of Treasury and Purchaser-Owned Common Stock.    Each share of Common Stock that is issued and held in the treasury of the Company or issued and outstanding and owned by the Parent or Purchaser shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

        (c)    Conversion of Common Stock.    Each issued and outstanding share of Common Stock (other than shares to be canceled pursuant to Section 2.01(b) hereof and, subject to Section 2.03 hereof, any Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive from the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay pursuant to this Agreement, $26.00 per share in cash, without interest (the "Per Share Merger Consideration"). The aggregate cash amount payable upon the conversion of shares of Common Stock pursuant to this

Section 2.01(c) is referred to collectively as the "Merger Consideration". At the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Common Stock (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive Merger Consideration, without interest, upon surrender of such Certificate in accordance with Section 2.04.

  Section 2.02. Company Stock Options; Company Warrants.

        Following the Effective Time, Company Stock Options and Company Warrants (in each case as defined in Section 3.02) shall be treated in the manner set forth in Section 6.04.

  Section 2.03. Dissenting Shares.

        Notwithstanding anything in this Agreement to the contrary, shares of Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder (a "Dissenting Stockholder"), if any, who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded an appraisal of such shares ("Dissenting Shares") in accordance with Section 262 of the DGCL or any successor provision shall not be converted into a right to receive the Per Share Merger Consideration unless and until such Dissenting Stockholder fails to perfect or otherwise loses or withdraws such Dissenting Stockholder's right to such appraisal, if any. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company, the Surviving Corporation or any holder of Dissenting Shares, all Dissenting Shares shall automatically be canceled and shall cease to exist, and, provided the holder of any Dissenting Shares complies with the provisions of the DGCL, such holder shall have with respect thereto solely the rights provided under Section 262 of the DGCL. If, after the Effective Time, such Dissenting Stockholder fails to perfect or otherwise loses or withdraws any such right to appraisal, each such share owned by such Dissenting Stockholder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration in accordance with Section 2.01(c), without interest thereon. The Company shall give prompt notice to Purchaser of any demands received by the Company for appraisal of any Dissenting Shares, and Purchaser shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands.

  Section 2.04. Exchange of Certificates.

        (a)    Paying Agent.    Prior to the Effective Time, Purchaser shall designate Wells Fargo Shareowner Services to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of Certificates. Promptly following the Effective Time, the Parent shall cause the Surviving Corporation to provide to the Paying Agent cash in an amount sufficient to pay the Merger Consideration pursuant to Section 2.01(c) (such cash being hereinafter referred to as the "Exchange Fund"). All of the fees and expenses of the Paying Agent shall be borne by the Surviving Corporation.

        (b)    Exchange Procedure.    The Parent and the Surviving Corporation shall cause the Paying Agent to mail promptly after the Effective Time (but, in any event, within five days after the Effective Time) to each holder of record of Certificates, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates to the Paying Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such

Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01(c), without any interest thereon and less any withholding of taxes, and the Certificate so surrendered shall forthwith be canceled; the Parent and the Surviving Corporation shall enter into a paying agency agreement with the Paying Agent which provides that the Paying Agent shall promptly following any such surrender of Certificates (but, in any event, within three business days after the Paying Agent receives such Certificates) dispatch by mail payment of such amount to such holder. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, payment may be made to a person (as defined below) other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.04, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01(c). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

        (c)    No Further Ownership Rights in Common Stock.    The Merger Consideration paid upon surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Certificate, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged for the amount of cash into which the shares of Common Stock theretofore represented by such Certificates shall have been converted as provided in this Article II.

        (d)    No Liability.    None of Purchaser, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund that is required under applicable Law to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

        (e)    Investment of Exchange Fund; Return of Exchange Fund.    The Parent and the Surviving Corporation shall direct the Paying Agent to invest any cash included in the Exchange Fund only in any combination of (i) readily marketable direct obligations issued or unconditionally guaranteed by the Government of the United States or issued by any agency thereof, maturing within six months of the date of the acquisition thereof, (ii) insured certificates of deposit of, or time deposits with, any commercial bank that is a member of the Federal Reserve System and which issues (or the parent of which issues) commercial paper rated as described in clause (iii), on deposit with any commercial bank which is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $5 billion, (iii) commercial paper in an aggregate amount of no more than $1 million per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States, rated at least "Prime-1" (or the then equivalent grade) by Moody's Investors Services, Inc. or "A-1" (or the then equivalent grade) by Standard & Poors, Inc. or (iv) money market funds rated at least AAM or AAM-G by Standard & Poors, Inc., as directed by the Parent and the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. The Surviving Corporation shall not be entitled to the return of any amount in the possession of the Paying Agent relating to the transactions described in this Agreement until the date that is one year after the Effective Time. Thereafter, each holder of a Certificate representing a share of Common Stock may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor any Per Share Merger Consideration that may be payable upon surrender of such certificates pursuant to the terms of this Agreement, without any interest thereon and less any withholding for taxes, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation.

        (f)    Withholding Rights.    The Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold, as required by applicable Law, any applicable taxes from the consideration otherwise payable to any holder of Common Stock pursuant to this Agreement.

        (g)    Lost, Stolen or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate shall also deliver a reasonable indemnity against any claim that may be made against the Parent, Surviving Corporation or the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Paying Agent or, following the first anniversary of the Effective Time, the Surviving Corporation, who shall pay in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II.

        (h)    Adjustment to Prevent Dilution.    In the event that following the date hereof and prior to the Effective Time the Company changes the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock, as the case may be, issued and outstanding by way of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision or other similar transaction, the amount of Merger Consideration payable with respect to a share of Common Stock shall be adjusted appropriately to provide to holders of shares of Common Stock the same economic effect contemplated by this Agreement prior to such change.

        (i)    Applicability to Certain Dissenting Shares.    The provisions of this Section 2.04 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of the Paying Agent under this Section 2.04 shall commence on the date of loss of such status.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Purchaser as follows:

  Section 3.01. Organization, Standing and Power.

        Each of the Company and each of its subsidiaries (the "Company Subsidiaries") is duly organized and validly existing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and could not reasonably be expected to have (i) a material adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that any such effect resulting from (x) changes in factors generally affecting the specific industry or markets in which the Company competes or changes in United States or global economic or financial market conditions, (y) changes in United States generally accepted accounting principles or (z) changes or circumstances arising out of or resulting from actions contemplated by the parties in connection with this Agreement or that are attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement or that are attributable to the announcement of an Acquisition Proposal (as defined below), shall not be considered a Company Material Adverse Effect or (ii) a material adverse effect on the ability of the Company to perform its obligations under this Agreement, including the consummation of Merger (a "Company Material Adverse Effect"). The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary or the failure so to qualify has had or could reasonably be expected to have a Company Material Adverse Effect.

  Section 3.02. Capital Structure.

        The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of the date of this Agreement, 11,737,760 shares of Common Stock were issued and outstanding and no shares were held in treasury or by any Company Subsidiary. As of the date of this Agreement, 100,000 shares of Preferred Stock have been designated as Series A Junior Participating Preferred Stock, of which no shares were issued and outstanding. No other shares of Preferred Stock have been issued or are outstanding as of the date of this Agreement. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable and have no preemptive rights. As of the date of this Agreement, there are no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating the Company to issue any shares of its capital stock other than (i) stock options to acquire up to 1,670,921 shares of Common Stock (the "Company Stock Options") granted on or prior to the date of this Agreement pursuant to the Company's Stock Option and Incentive Plan, as amended, (ii) warrants to acquire up to 170,768 shares of Common Stock (the "Company Warrants") issued prior to the date of this Agreement, (iii) to the extent not previously issued, shares of Common Stock issuable to the non-employee Directors in respect of their annual retainer for services rendered in such capacity during the 2002 Board term, (iv) the issuance of 10,213 shares of Common Stock to John K. Coors pursuant to the Amended Salary Continuation Agreement, effective as of December 9, 1999 (the "JKC Salary Continuation Agreement"), among ACX Technologies, Inc., a Colorado corporation, the Company and John K. Coors, and (v) the issuance of 609 shares of Common Stock to Joseph Coors, Jr. pursuant to the Amended Salary Continuation Agreement, effective as of December 9, 1999 (the "JCJ Salary Continuation Agreement"), among ACX Technologies, Inc., a Colorado corporation, the company and Joseph Coors, Jr. Other than as contemplated above in this Section 3.02, there are not now, and at the Effective Time there will not be, any outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or securities convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 3.02, there are not outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement or undertaking.

  Section 3.03. Authority; Execution and Delivery; Enforceability.

        (a)  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval and adoption of this Agreement and the Merger by the affirmative vote, at a meeting of the Company's stockholders duly called for the purpose, of (i) a majority of the outstanding shares of Common Stock entitled to vote thereon, and (ii) not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Common Stock not owned by the Parent, the Purchaser, any member of the Parent Group, or any of the affiliates or associates (as such terms are defined in Section 2.03 of the DGCL "Section 203")) of the Parent, the Purchaser or any such member, and (iii) to the extent required by Section 203, additional shares held by the Parent, the Purchaser, each member of the Parent Group and the affiliates and associates (as so defined) of the Parent, the Purchaser or any such member (all three of such votes being referred to herein collectively as the "Company Requisite Vote"). The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at law or in equity). The Company Requisite Vote is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger. No other vote or consent of the stockholders of the Company is required by law, the certificate of incorporation or bylaws of the Company or otherwise in order for the Company to adopt this Agreement or to approve the transactions contemplated hereby, including the Merger.

        (b)  The Company Board, at a meeting duly called and held, acting on the recommendation of the Evaluation Committee, duly adopted resolutions (i) approving, adopting and declaring advisable this Agreement, the Merger and the transactions contemplated hereby, (ii) determining that the terms of this Agreement and the Merger are fair to and in the best interests of the Company and the Public Stockholders and (iii) recommending that the Company's stockholders approve and adopt this Agreement and the Merger. To the Company's knowledge, subject to the receipt of the Company Requisite Vote, no state takeover statute or similar statute or regulation applies to restrict or prevent the Company's ability to consummate the Merger in accordance with this Agreement or any of the other transactions contemplated hereby.

  Section 3.04. No Conflicts; Consents.

        (a)  Except as set forth in the letter, dated as of the date of this Agreement, from the Company to Purchaser (the "Company Disclosure Letter"), the execution and delivery by the Company of this Agreement does not, and the consummation of the Merger and the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or result in the, or give rise to, a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company's certificate of incorporation, bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.04(b), any judgment, order or decree ("Judgment") or statute, law (including common law), ordinance, rule or regulation ("Law") applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

        (b)  No consent, approval, license, permit, order, authorization or waiver ("Consent") of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger and the transactions contemplated hereby, other than (i) the filing with the Securities and Exchange Commission (the "SEC") of a Transaction Statement on Schedule 13E-3 (as amended from time to time, the "Schedule 13E-3"), (B) a proxy statement relating to the approval and adoption of this Agreement and the Merger by the Company Requisite Vote (as amended from time to time, the "Proxy Statement") and (C) such reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Merger and the transactions contemplated hereby, (ii) the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iii) compliance with and such filings as may be required under applicable environmental Laws, (iv) such filings as may be required in connection with the taxes described in Section 6.08, (v) filings under any applicable state takeover Law or state securities or "blue sky" Law, (vi) filings in connection with the premerger notification requirement of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable to the transactions contemplated hereby, (vii) such filings required under the delisting or other requirements of the Nasdaq Stock Market, and (viii) such other items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

  Section 3.05. SEC Documents; Undisclosed Liabilities.

        The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 2000 (the "Company SEC Documents"). As of its respective date, each Company SEC Document complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Company SEC Documents filed and publicly available prior to the date hereof (the "Filed Company SEC Documents"), neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto and that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

  Section 3.06. Brokers; Schedule of Fees and Expenses.

        No broker, investment banker, financial advisor or other person, other than the Financial Advisor, the fees of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with this Agreement, the Merger and the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has furnished to Purchaser a true and complete copy of all agreements between the Company and the Financial Advisor relating to the Merger and the transactions contemplated hereby.

  Section 3.07. Opinion of Financial Advisor.

        The Evaluation Committee has received the opinion of the Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the Public Stockholders is fair from a financial point of view, a signed copy of which opinion has been delivered to Purchaser. The Company hereby represents and warrants that it has been authorized by the Financial Advisor to permit the inclusion of such Financial Advisor opinion and references thereto in the Proxy Statement. Other than the fee payable to the Financial Advisor in connection with the Financial Advisor opinion, the Closing of the Merger and the reimbursement and indemnification obligations of the Company to the Financial Advisor related to the Financial Advisor's opinion, neither the Company nor the Company's directors has any continuing obligation to the Financial Advisor with respect to the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

        Parent and Purchaser represent and warrant to the Company as follows:

  Section 4.01. Organization, Standing and Power.

        Each of Parent and Purchaser is duly organized and validly existing under the laws of the jurisdiction in which it is organized and has full limited liability company or corporate power and authority, as applicable, to conduct its businesses as presently conducted.

  Section 4.02. Purchaser.

        (a)  Since the date of its incorporation, Purchaser has not carried on any business or conducted any operations other than activities related to its organization and the negotiation and the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

        (b)  The authorized capital stock of Purchaser consists of 1,000 shares of common stock, par value $.001 per share ("Purchaser Common Stock"), all of which are owned by Parent. On the date hereof, Parent and Purchaser entered into a contribution agreement dated the date hereof, pursuant to which Parent will contribute its shares of Common Stock to Purchaser upon the satisfaction of the condition set forth in Section 7.01(a).

  Section 4.03. Authority; Execution and Delivery; Enforceability.

        Each of Parent and Purchaser has all requisite limited liability company or corporate power and authority, as applicable, to execute and deliver this Agreement and to consummate the Merger and the transactions contemplated hereby. The execution and delivery by each of Parent and Purchaser of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary limited liability company or corporate action, as applicable, on the part of Parent and Purchaser. Parent, as the sole stockholder of Purchaser, has approved this Agreement and the Merger. Each of Parent and Purchaser has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation, enforceable against each of them in accordance with its terms.

  Section 4.04. No Conflicts; Consents.

        (a)  The execution and delivery by Parent and Purchaser of this Agreement does not, and consummation of the Merger and the transactions contemplated hereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Liens upon any of the properties or assets of Parent or Purchaser under, any provision of (i) Parent's certificate of formation or operating agreement or Purchaser's certificate of incorporation or bylaws, (ii) any Contract to which Parent or Purchaser is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or Purchaser or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have (i) a material adverse effect on the business, assets, financial condition or results of operations of Parent or Purchaser; provided, however, that any such effect resulting from (x) changes in factors generally affecting the specific industry or markets in which the Parent and Purchaser compete or changes in United States or global economic or financial market conditions, (y) changes in United States generally accepted accounting principles or (z) changes or circumstances arising out of or resulting from actions contemplated by the parties in connection with this Agreement or that are attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement, shall not be considered a Parent or Purchaser Material Adverse Effect or (ii) a material adverse effect on the ability of Parent or Purchaser to perform its respective obligations under this Agreement, including the consummation of the Merger and the transactions contemplated hereby (as applicable, a "Parent Material Adverse Effect" or a "Purchaser Material Adverse Effect").

        (b)  No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of (A) the Schedule 13E-3 and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement, the Merger and the transactions contemplated hereby, (ii) the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware, (iii) compliance with and such filings as may be required under applicable environmental Laws, (iv) such filings as may be required in connection with the taxes described in Section 6.08, (v) filings under any applicable state takeover Law or state securities or "blue sky" Laws, (vi) filings in connection with the premerger notification requirement of the HSR Act, if applicable to the transactions contemplated hereby and (vii) such filings as may be required in connection with the Financing defined and described in Section 4.06.

  Section 4.05. Brokers.

        Except for McDonald Investments, Inc., no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Purchaser.

  Section 4.06. Financing.

        Keystone Financing LLC, an affiliate of the Parent and Purchaser, has received a commitment letter dated November 11, 2002, from Wells Fargo Bank, N.A. (the "Lender"), as amended through the date hereof (the "Commitment Letter"), relating to the commitment of the Lender to provide a portion of the financing required to consummate the Merger and the transactions contemplated hereby and to pay related fees and expenses. The financing described in the Commitment Letter is referred to in this Agreement as the "Financing." A complete and correct copy of the Commitment Letter has been provided to the Evaluation Committee. On or prior to the date hereof, the Financing contemplated by the Commitment Letter will have closed and Keystone Financing LLC will have available borrowing thereunder which, together with cash on hand of the Purchaser Group, will be in an amount adequate to pay the Merger Consideration. The Company has received a complete and correct copy of evidence reasonably satisfactory to it that the closing of the Financing has occurred and that the funds from the Financing are currently available to Purchaser.

  Section 4.07. Opinion of McDonald Investments.

        The Parent has received the opinion of McDonald Investments, dated the date of this Agreement, to the effect that, as of such date, the consideration to be paid by the Purchaser pursuant to the Merger is fair from a financial point of view to the Parent, a signed copy of which opinion has been delivered to the Company. The Parent and Purchaser each hereby represents and warrants that it has been authorized by McDonald Investments to permit the inclusion of such McDonald Investments opinion and references thereto in the Proxy Statement and Schedule 13E-3. Other than the fee payable to McDonald Investments in connection with the McDonald Investments opinion, the Closing of the Merger and the reimbursement and indemnification obligations of the Parent to McDonald Investments related to the McDonald Investments opinion, neither the Parent nor the Parent's affiliates or associates has any continuing obligation to McDonald Investments with respect to the transactions contemplated hereby.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

  Section 5.01. Conduct of Business.

        (a)    Conduct of Business by the Company.    Except for matters set forth in the Company Disclosure Letter or as otherwise expressly permitted by this Agreement or by Parent's prior written consent, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted or proposed to be conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Purchaser:

            (i)  (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine, recapitalize, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii)  issue, deliver, sell or grant (A) any shares of its capital stock, (B) any debentures, bonds, notes or other indebtedness having the right to vote ("Voting Company Debt") or any other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than (1) the issuance of Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms, (2) the issuance of Common Stock upon the exercise of Company Warrants outstanding on the date of this Agreement and in accordance with their present terms, (3) the issuance of shares of Common Stock to John K. Coors pursuant to the JKC Salary Continuation Agreement, as amended, and (4) the issuance of shares of Common Stock to Joseph Coors, Jr. pursuant to the JCJ Salary Continuation Agreement, as amended;

          (iii)  amend its certificate of incorporation, bylaws or other comparable charter or organizational documents; or

          (iv)  authorize any of, or commit or agree to take any of, the foregoing actions.

        (b)    Other Actions.    Neither the Company (without the direction of Evaluation Committee), on the one hand, nor Purchaser or Parent, on the other hand, shall, or shall permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) any condition to the Merger set forth in Article VII, not being satisfied. None of Parent, Purchaser or any other person comprising Parent Group shall take any action that could reasonably be expected to delay, hinder or otherwise adversely affect the ability of Keystone Financing LLC to fund the amounts necessary for Purchaser to pay the aggregate Merger Consideration. Parent and Purchaser shall promptly notify the Company and the Evaluation Committee if at any time there is a reasonable likelihood that the Financing contemplated by the Commitment Letter will not be available. Except with respect to any person who has made a Superior Acquisition Proposal, the Company agrees not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, and confidentiality, "standstill" or similar agreement to which the Company or any of its Subsidiaries is a party, with respect to any acquisition of Common Stock or assets of the Company, and will use its reasonable best efforts to enforce or cause to be enforced each such agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

  Section 6.01. Preparation of Proxy Statement; Schedule 13E-3; Stockholders Meeting.

        (a)  Each of the Company, Purchaser and Parent shall as soon as practicable following the date hereof prepare and file with the SEC the Schedule 13E-3 and the Company shall as soon as practicable following the date hereof prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Purchaser shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each of the Company, Purchaser and Parent shall notify the others promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Schedule 13E-3 and the Proxy Statement or for additional information and shall supply the others with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Schedule 13E-3 and the Proxy Statement, as applicable. If at any time prior to receipt of the Company Requisite Vote there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Purchaser reasonably objects. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC.

        (b)  The Company shall as soon as practicable following the date hereof, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of seeking the approval by the holders of Common Stock of this Agreement and the Merger. The Proxy Statement shall include a description of the recommendations referred to in Section 3.03(b), and neither the Company Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify such recommendations or related approval; provided, however, that the Company Board may determine to withdraw or modify such recommendations if the Company Board determines in good faith, after consulting with outside legal counsel and the Financial Advisor, that such withdrawal or modification necessary to do so to act in a manner consistent with its fiduciary duties to the Company's stockholders under applicable law. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by the withdrawal or modification by either the Company Board or the Evaluation Committee of its approval or recommendation of this Agreement or the Merger.

        (c)  Purchaser and Parent shall cause all shares of Common Stock owned by it and all of its affiliates (other than the Company and the Company Subsidiaries) to be voted in favor of the approval of this Agreement and the Merger. Parent shall cause all shares of Purchaser Common Stock owned by Parent and persons comprising the Parent Group (other than the Company and the Company Subsidiaries) to be voted in favor of the approval of this Agreement and the Merger.

  Section 6.02. Access to Information; Confidentiality.

        The Company shall, and shall cause each of its subsidiaries to, afford to Purchaser, and to Purchaser's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Purchaser (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Purchaser may reasonably request. Any information furnished pursuant to this Section shall be subject to the terms of the Confidentiality Agreement between the Company, Parent and Purchaser dated as of December 16, 2002 (the "Confidentiality Agreement").

  Section 6.03. Reasonable Best Efforts; Notification.

        (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) making all necessary filings, and thereafter making any other required submissions, with respect to this Agreement and the Merger required under the HSR Act and any related governmental request thereunder and under any other applicable law, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Merger or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement and (vi) to arrange for the Financing contemplated by the Commitment Letter to be provided on substantially the terms and conditions specified in the Commitment Letter. The Company, Parent and Purchaser shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company, Parent and Purchaser shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Schedule 13E-3) in connection with the transactions contemplated by this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall cooperate with the arrangements for obtaining the Financing. Nothing in this Agreement shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets.

        (b)  The Company shall give prompt notice to Parent and Purchaser, and Parent and Purchaser shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

  Section 6.04. Stock Options; Warrants; Director Retainer Shares.

        (a)  As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof with responsibility for the administration of the Company Stock Plan) shall adopt such resolutions or take such other actions, in each case, subject to receipt of the Company Requisite Vote, as are required (with respect to the adjustment of the terms of all outstanding Company Stock Options heretofore granted under any Company Stock Plan) to provide that each Company Stock Option, whether vested or unvested, outstanding at the Effective Time shall be converted into the right to receive from the Surviving Corporation an amount equal to (i) the excess, if any, of (x) the Per Share Merger Consideration over (y) the exercise price per share of Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Common Stock for which such Company Stock Option shall not theretofore have been exercised.

        (b)  As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof with responsibility for the administration of the Company Warrants) shall adopt such resolutions or take such other actions as are required (with respect to the adjustment of the terms of all outstanding Company Warrants heretofore issued and outstanding) to provide that the Company Warrants, whether vested or unvested, outstanding at the Effective Time shall be converted into the right to receive from the Surviving Corporation an amount equal to (i) the excess, if any, of (x) the Per Share Merger Consideration over (y) the exercise price per share of Common Stock subject to such Company Warrants, multiplied by (ii) the number of shares of Common Stock for which such Company Warrants shall not theretofore have been exercised.

        (c)  All amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of taxes required by applicable Law and shall be paid without interest. The Company shall use its reasonable best efforts to obtain the consent of all holders of Company Stock Options as shall be necessary to effectuate the foregoing. Notwithstanding anything to the contrary contained in this Agreement, payment as to a particular holder shall, at Purchaser's request, be withheld in respect of any Company Stock Option until all necessary consents are obtained from such holder.

        (d)  The Company Stock Plans shall terminate as of the Effective Time, and the provisions in any other benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Stock Option or any participant in any Company Stock Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

        (e)  The Company shall ensure that (i) as of the date of this Agreement, all payroll deductions under the Company's Employee Stock Purchase Plan (the "ESPP") shall cease; and (ii) all payroll deductions under the ESPP which related to any offering periods which have not terminated prior to the date of this Agreement shall be returned to the employees who made such deductions, without interest or other benefit, as soon as practicable after the date of this Agreement.

        (f)    In this Agreement, "Company Stock Plans" means the Company Stock Option and Incentive Plan, as amended, and the ESPP.

        (g)  At the Closing, the Company shall pay in cash to each non-employee Director that portion of such Director's 2002 annual retainer that, as of the date hereof, has not previously been paid in cash or shares of Common Stock. To the extent that shares of Common Stock have been issued in respect of the 2002 annual retainer of any Director, such shares shall vest immediately prior to the Effective Time and at the Effective Time shall be converted into the right to receive the Per Share Merger Consideration.

        (h)  As soon as practicable after the date of this Agreement, the Company shall enter into amendments to the JKC Salary Continuation Agreement and the JCJ Salary Continuation Agreement providing for the issuance of shares of Common Stock to be made immediately prior to the Effective Time.

  Section 6.05. Indemnification.

        (a)  From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted under applicable law, indemnify and hold harmless each present and former director and officer of the Company (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any facts or events existing or occurring at or prior to the Effective Time (including, without limitation, the Merger) for a period of six years after the Effective Date. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, advance expenses to an Indemnified Party, as incurred, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation arising after the Effective Time, (i) the Indemnified Parties shall promptly notify Parent, Purchaser or the Surviving Corporation thereof, provided, however, that failure to provide such notice shall relieve Parent, Purchaser or the Surviving Corporation of its indemnification obligation only to the extent that Parent, Purchaser or the Surviving Corporation, as the case may be, is actually prejudiced thereby, (ii) none of Parent, Purchaser or the Surviving Corporation shall be obligated to pay for more than one firm of counsel for all Indemnified Parties, except to the extent that (A) an Indemnified Party has been advised by counsel that there are conflicting interests between it and any other Indemnified Party or (B) local counsel, in addition to such other counsel, is required to effectively defend against such action or proceeding, and (iii) none of Parent, Purchaser or the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). None of Parent, Purchaser or the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and not subject to appeal) that the indemnification of such

Indemnified Party in the manner contemplated hereby is prohibited by applicable law. At all times following the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions on indemnification and advancements that are not less favorable than those of the Company as in effect on the date hereof.

        (b)  For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company with respect to claims arising from or related to facts or events that occurred at or before the Effective Time. If such insurance coverage cannot be maintained, Parent shall cause the Surviving Corporation to obtain and maintain the most advantageous policies of directors' and officers' insurance obtainable; provided further, if such insurance coverage cannot be obtained at all, Parent shall cause the Surviving Corporation to purchase all available extended reporting periods with respect to pre-existing insurance. Parent shall cause the Surviving Corporation not to take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in this Section 6.05(b).

        (c)  If Purchaser, the Surviving Corporation or any of their successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets to any individual, corporation or other entity, then in each such case, proper provisions shall be made, and Parent shall ensure that such proper provisions shall be made, so that the successors or assigns of Purchaser, the Surviving Corporation or any of their successors or assigns, as the case may be, shall assume all of the obligations set forth in this Section 6.05.

  Section 6.06. Fees and Expenses.

        (a)  Except as set forth in this Section 6.06, all fees and expenses incurred in connection with the Merger and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

        (b)  In the event that (i) the Company terminates this Agreement pursuant to Section 8.01(f), or (ii) the Parent and the Purchaser

          (x)  terminates this Agreement pursuant to Section 8.01(e)(i) or Section 8.01(e)(iv), or

          (y)  have the right to terminate this Agreement pursuant to Section 8.01(e)(ii) or Section 8.01(e)(iii) but do not so terminate and the Company Requisite Vote is not obtained in favor of this Agreement and the Merger, and within 12 months after such failure to obtain the Company Requisite Vote, the Company consummates a transaction or series of transactions that results in any direct or indirect acquisition (by purchase, merger, consolidation, business combination, recapitalization, distribution, liquidation, dissolution or otherwise) by one or more third parties of (I) a business segment or aggregate assets of the Company constituting 50% or more of the net revenues, net income or assets of the Company or any Subsidiary, or (II) 50% or more of any class of equity securities of the Company or any Subsidiary, in each case, other than the transactions involving the Parent and the Purchaser contemplated by this Agreement (any such transaction being referred to herein as an "Alternative Transaction"), then the Company shall pay the Purchaser a termination fee in an amount equal to $9,000,000; provided that in no event shall the Company be required to pay such fees if, immediately prior to the termination of this Agreement, the Purchaser or Parent was in material breach of this Agreement. Any such payment shall be made within five (5) business days after (i) termination of this Agreement, if this Agreement is terminated by Parent and Purchaser pursuant to Section 8.01(e)(i) or Section 8.01(e)(iv), (ii) consummation of an Alternative Transaction, if Parent and Purchaser terminate or have the right to terminate this Agreement pursuant to Section 8.01(e)(ii) or Section 8.01(e)(iii) and the Company Requisite Vote is not obtained in favor of this Agreement and the Merger, and (iii) termination of this Agreement by the Company pursuant to Section 8.01(f).

  Section 6.07. Public Announcements.

        Parent, Purchaser and the Company shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq Stock Market; provided, however, that nothing contained in this Agreement shall prohibit the Company from making, or otherwise limit the Company's ability to make, any press release or other public statements with respect to any Acquisition Proposal without first consulting with Parent or Purchaser.

  Section 6.08. Transfer Taxes.

        All stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) ("Transfer Taxes") incurred in connection with the Merger shall be paid by, and Parent shall cause such Transfer Taxes to be paid by, the Surviving Corporation, and the Company shall cooperate with Parent and Purchaser in preparing, executing and filing any tax returns with respect to such Transfer Taxes.

  Section 6.09. Information Supplied.

        The Company, the Evaluation Committee, Parent and Purchaser will cause each of (i) the Proxy Statement and any amendment or supplement thereto and (ii) the Schedule 13E-3 and any amendment or supplement thereto, when filed, to comply as to form in all material respects with the applicable requirements of the Exchange Act. Each of the Company, the Evaluation Committee, Parent and Purchaser agrees that none of the information supplied by it for inclusion in the Proxy Statement or any amendment or supplement thereto or in the Schedule 13E-3 or any amendment or supplement thereto will, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to Company's stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the date of the Company Stockholders Meeting any information relating to the Company, the Evaluation Committee, Parent or Purchaser or their respective officers or directors is discovered by the Company, the Evaluation Committee, Parent or Purchaser which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, as the case may be, so that such document would not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, the party discovering such information shall promptly notify each other party and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by applicable Law, disseminated to the Company's stockholders.

  Section 6.10. Acquisition Proposals.

        (a)  The Company and its employees, agents and representatives (including, without limitation, its investment bankers and attorneys) may, until January 10, 2003, (i) initiate, solicit, encourage or facilitate the making of any Acquisition Proposal or furnish information with respect to the Company to any person for purposes of soliciting an Acquisition Proposal from such person pursuant to a confidentiality agreement entered into between such person and the Company in form and substance reasonably satisfactory to the Company, and (ii) participate in discussions or negotiations regarding, and supply information relating to, an Acquisition Proposal (as hereinafter defined) that may, in the Evaluation Committee's sole discretion, lead to a Superior Acquisition Proposal. After January 10, 2003 and until the date of the mailing by the Company to the stockholders of the definitive Proxy Statement relating to the Merger, the Company and its employees, agents and representatives (including, without limitation, its investment bankers and attorneys) may no longer initiate discussions and may only engage in the other conduct described in clauses (i) and (ii) above with those persons who were contacted on or prior to January 10, 2003 and who indicate, in the Evaluation Committee's sole discretion, substantial interest in making an Acquisition Proposal that the Evaluation Committee reasonably believes could constitute a Superior Acquisition Proposal. From and after the date of mailing of the definitive Proxy Statement, the Company and its employees, agents and representatives (including, without limitation, its investment bankers and attorneys) shall not be permitted to take any action or engage in any activities described in clause (i) above and shall, and shall direct or cause its and its employees, agents and representatives (including, without limitation, its investment bankers and attorneys) to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal, except for discussions and negotiations regarding, and supplying information relating to, an Acquisition Proposal by any person who indicates, in the Evaluation Committee's sole discretion, substantial interest in making a Superior Acquisition Proposal. Notwithstanding the foregoing, in response to an indication of interest that is not solicited in violation of this Section 6.10, the Company and its employees, agents and representatives (including, without limitation, its investment bankers and attorneys) may, at any and all times prior to the Effective Time, participate in discussions or negotiations regarding, and supply information relating to, an Acquisition Proposal (as hereinafter defined) that may, in the Evaluation Committee's sole discretion, lead to a Superior Acquisition Proposal. For purposes of this Agreement, an "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition (by purchase, merger, consolidation, business combination, recapitalization, distribution, liquidation, dissolution or otherwise) of (x) a business that constitutes 15% or more of the net revenues, net income or the assets of the Company or any Subsidiary, or (y) 15% or more of any class of equity securities of the Company or any Subsidiary, (b) relating to any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any Subsidiary, in each case, other than the transactions contemplated by this Agreement. For purposes of this Agreement, a "Superior Acquisition Proposal" means any Acquisition Proposal which (i) the Company's Board of Directors, acting upon the recommendation of the Evaluation Committee, determines in good faith is reasonably likely to be consummated, taking into account the person making the proposal and all legal, financial, regulatory and other aspects of the Acquisition Proposal, and (ii) the Company's Board of Directors or the Evaluation Committee acting on its behalf believes in good faith (after consultation with and based upon the advice of its Financial Advisor) would, if consummated, provide greater value to the Company's stockholders than the transaction contemplated by this Agreement (taking into account any payment pursuant to 6.06(b) that may result).

        (b)  Except as expressly permitted by this Agreement, the Company's Board of Directors shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by the Company's Board of Directors of this Agreement, the Merger and the transactions contemplated hereby, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Acquisition Proposal, other than any such agreement entered into concurrently with a termination pursuant to this paragraph (b). Notwithstanding any other provision contained herein to the contrary, nothing contained in this Agreement shall prevent the

Company, the Board or the Evaluation Committee from complying with Rule 13e-3, Rule 14d-9, Rule 14e-2 and any other applicable rules promulgated under the Exchange Act with regard to an Acquisition Proposal. Subject to compliance with paragraph (c) below, the Company's Board of Directors may, upon receipt of a Superior Acquisition Proposal, enter into a Company Acquisition Agreement with respect to such Superior Acquisition Proposal and terminate this Agreement in accordance with Section 8.01(f) hereof.

        (c)  In addition to the obligations of the Company as set forth in paragraphs (a) and (b) of this Section 6.10, the Company shall advise Purchaser in writing within two business days of any Superior Acquisition Proposal in response to which the Company has commenced negotiations with the proponent thereof.

        (d)  The Company shall promptly provide to Parent and Purchaser any information provided to any third party in connection with discussions or negotiations undertaken pursuant to Section 6.10(a).

  Section 6.11. Standstill Agreement.

        Except as contemplated by this Agreement, from and after the date hereof and until the Effective Time, Parent shall not (and shall not assist or encourage others to), and Parent shall not permit any person comprising the Parent Group (and shall not permit any such person to assist or encourage others to), without the prior written consent of the Company's Board of Directors: (i) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, directly or indirectly, by purchase or otherwise, ownership (including, without limitation, beneficial ownership as defined in Rule 13d-3 of the Exchange Act) of any voting securities or direct or indirect rights or options to acquire any voting securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, any of the assets or businesses of the Company or any subsidiary or division thereof or of any such successor or controlling person or any bank debt, claims or other obligations of the Company or any rights or options to acquire (other than those currently owned) such ownership (including from a third party); (ii) seek or propose to influence or control the management or policies of the Company or to obtain representation on the Company's Board of Directors, or solicit, or participate in the solicitation of, any proxies or consents with respect to any securities of the Company, or make any public announcement with respect to any of the foregoing or request permission to do any of the foregoing; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets; (iv) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing; or (v) seek or request permission or participate in any effort to do any of the foregoing or make or seek permission to make any public announcement with respect to the foregoing; provided, however, that, if any person unaffiliated with Parent Group takes without the prior consent of the Company's Board of Directors any action that any person comprising the Parent Group is proscribed from taking under this Section 6.11 and such action may, as determined in good faith by Parent after reasonable investigation, result in such other person acquiring control of the Company or direct or indirect beneficial ownership of more than 15% of the Company's voting securities, then the obligation to obtain the written consent of the Company's Board of Directors prior to taking any action proscribed by this Section 6.11 shall be automatically waived by the Company. Parent shall promptly advise the Company of any inquiry or proposal made to it or of which it becomes aware with respect to any of the foregoing. Notwithstanding anything to the contrary in this Section 6.11, the restrictions contained in this Section 6.11 shall not be deemed to prohibit any person included within the term Parent Group from exercising Company Stock Options outstanding on the date hereof, acquiring additional shares of Common Stock pursuant to the terms existing binding agreements with the Company, or performing those duties required of such person solely on behalf of the Company in accordance with any applicable board membership, employment or consulting arrangement with the Company.

  Section 6.12. Restrictions on Transfer.

        Parent agrees that it shall not dividend, distribute, encumber, assign, pledge or otherwise transfer or convey any of the shares of Common Stock owned by it to any third party (other than Purchaser, who agrees that it shall not dividend, distribute, encumber, assign, pledge or otherwise transfer or convey any of such shares of Common Stock received by it from Parent to any third party) prior to the Effective Time.

  Section 6.13. Contribution Agreements.

        Parent agrees that on or prior to the date of the initial filing by the Company of a preliminary Proxy Statement relating to the Merger with the SEC, members of the Parent Group shall contribute to the capital of Parent at least an additional 2,000,000 shares of the Common Stock held by them as of the date of this Agreement and Parent will then beneficially own not less than 2,500,000 shares of Common Stock. Not later than three business days after the initial filing by the Company of a preliminary Proxy Statement relating to the Merger with the SEC, each of the persons comprising the Parent Group (other than Parent) shall enter into a contribution agreement with Parent, each substantially in the form previously provided to the Company, or such other agreement representing an irrevocable commitment satisfactory to the Company and its legal counsel, pursuant to which each of such persons shall be required to contribute to the Parent, prior to the Effective Time, all of the shares of Common Stock owned by such persons in exchange for membership interests in Parent.

ARTICLE VII

CONDITIONS PRECEDENT

  Section 7.01. Conditions to Each Party's Obligation to Effect the Merger.

        The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a)    Company Stockholder Approval.    This Agreement and the Merger shall have been approved by the Company Requisite Vote by the stockholders of the Company at a meeting duly held for the purpose of approving this Agreement and the Merger, as required under the DGCL.

        (b)    No Injunctions or Restraints.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition each of the parties shall have used all reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

        (c)    No Governmental Litigation.    There shall not be pending any suit, action or proceeding by any Governmental Entity, in each case that has a substantial likelihood of success, (i) challenging the acquisition by Purchaser or Parent of any Common Stock, seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated hereby or seeking to obtain from the Company, Purchaser or Parent any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company or any Company Subsidiaries of any material portion of the business or assets of the Company or to compel the Company or any Company Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company as a result of the Merger, (iii) seeking to impose material limitations on the ability of Purchaser or Parent to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock, including the right to vote the Common Stock purchased by it on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Parent from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries.

        (d)    HSR Act.    The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

        (e)    Statutes; Consents.    No statute, rule, order, decree or regulation shall have been enacted or promulgated by any Governmental Entity or authority of competent jurisdiction which prohibits the consummation of the Merger and all material foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time and specifically including those consents, orders and approvals listed in Section 3.04.

  Section 7.02. Conditions to Obligations of Parent and Purchaser.

        The obligations of Parent and Purchaser to effect the Merger are further subject to the following conditions:

        (a)    Representations and Warranties.    The representations and warranties of the Company in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date) and except to the extent that the failure of such representations and warranties to be true and correct do not have a Company Material Adverse Effect. Purchaser shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company to such effect.

        (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company to such effect.

        (c)    Material Adverse Effect.    There shall have been no event since the date of this Agreement which has had a Company Material Adverse Effect; excluding, however, any such event which is the direct result of (i) any action or negligent or willful failure to take an action on the part of Purchaser, (ii) any action or negligent or willful failure to take an action on the part of the Company which is caused by Parent or an affiliate of Parent and which is contrary to, or materially inconsistent with, the recommendation or direction, as case may be, of the Evaluation Committee, or (iii) any action with respect to which the recommendation or direction, as the case may be, of the Evaluation Committee is required hereunder which is taken by the Company and which is caused by Parent or an affiliate of Parent and without such recommendation or direction, as the case may be.

        (d)    Rights Plan.    The Rights Plan shall not have been amended subsequent to the date hereof in any manner that would adversely affect the parties' ability to consummate the Merger and the transactions contemplated hereby; provided, however, that it is hereby acknowledged and agreed by the parties hereto that any amendment to the Rights Plan subsequent to the date hereof and effected to permit the consummation of an Alternative Transaction shall not be deemed to adversely affect the parties' ability to consummate the Merger and the transactions contemplated hereby.

        (e)    Director Resignations.    The Purchaser shall have received written resignations, which shall provide in each instance that such resignations shall automatically become effective immediately prior to the Effective Time, of each of the directors then serving on the Company's Board of Directors.

  Section 7.03. Conditions to Obligations of the Company.

        The obligation of the Company to effect the Merger is further subject to the following conditions:

        (a)    Representations and Warranties.    The representations and warranties of Parent and Purchaser in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date) and except to the extent that the failure of such representations and warranties to be true and correct do not have a Parent or Purchaser Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by a manager of Parent to such effect and Purchaser by the President of Purchaser to such effect.

        (b)    Performance of Obligations of Parent and Purchaser.    Parent and Purchaser shall each have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by a manager of Parent to such effect and Purchaser by the President of Purchaser to such effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

  Section 8.01. Termination.

        This Agreement may be terminated at any time prior to the Effective Time, whether before or after satisfaction of the condition set forth in Section 7.01(a):

        (a)  by mutual written consent of Parent, Purchaser and the Company (as agreed to by the Evaluation Committee);

        (b)  by either Parent and Purchaser, on the one hand, or the Company (acting at the direction of the Evaluation Committee), on the other hand:

            (i)  if (A) the Company Stockholders Meeting has not occurred on or prior to June 30, 2003 (the "Meeting Deadline") or (B) the Merger is not consummated on or before December 31, 2003 (the "Outside Date"), unless, in either case, the failure to hold the Company Stockholders Meeting by the Meeting Deadline or the failure to consummate the Merger by the Outside Date, as the case may be, is the result of a breach of this Agreement by the party seeking to terminate this Agreement (it being understood that any breach of this Agreement by the Company without the consent of the Evaluation Committee and which is caused by Parent or an affiliate of Parent shall not constitute a breach for purposes of this Section 8.01(b)(i)); or

          (ii)  if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

        (c)  by Parent and Purchaser, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) through (e), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Parent or Purchaser is not then in material breach of any representation, warranty or covenant contained in this Agreement); excluding, however, any such breach or failure to perform by the Company that is caused by Parent or any affiliate of Parent and involves a matter for which the consent or recommendation, as the case may be, of the Evaluation Committee is required hereunder for which (i) such breach or failure to perform by the Company is contrary to, or materially inconsistent with, the recommendation or direction, as the case may be, of the Evaluation Committee or (ii) such recommendation or direction, as the case may be, has not been obtained.

        (d)  by the Company (acting at the direction of the Evaluation Committee), if Parent or Purchaser breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Parent or Purchaser of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement).

        (e)  by Parent and Purchaser, (i) if the Board shall have approved or recommended or proposed publicly to approve or recommend a Superior Acquisition Proposal by a third party, (ii) if the Board or the Evaluation Committee shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of this Agreement or the transactions contemplated hereby, (iii) if the Board or the Evaluation Committee shall have failed to include in the Company Proxy Statement such recommendation (including the recommendation that the stockholders of the Company vote in favor of the Merger) or publicly announced an intention to do any of the foregoing, or (iv) if the Company enters into a Company Acquisition Agreement;

        (f)    by the Company, pursuant to Section 6.10, in the event the Company has complied with all the provisions of Section 6.10 and (i) the Company has determined to enter into a Company Acquisition Agreement or (ii) the Board shall have approved or recommended or proposed publicly to approve or recommend a Superior Acquisition Proposal.

        (g)  by either Parent and Purchaser, on the one hand, or the Company (acting at the direction of the Evaluation Committee), on the other hand, if at the Company Stockholders Meeting the Company Requisite Vote is not obtained in favor of this Agreement and the Merger as required by the DGCL.

  Section 8.02. Effect of Termination.

        In the event of termination of this Agreement by either the Company, on the one hand, or Parent or Purchaser, on the other hand, as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Purchaser, Parent or the Company, other than Section 3.06, Section 4.05, Section 6.06, Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the material breach by a party of any representation, warranty or covenant set forth in this Agreement.

  Section 8.03. Amendment.

        This Agreement may be amended by the parties at any time before or after receipt of the approval of the Company's stockholders at the Company Stockholder Meeting; provided, however, that any amendment pursuant to this Section 8.03 shall require the approval of the Evaluation Committee; provided further, however, that after receipt of such approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

  Section 8.04. Extension; Waiver.

        At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that any extension or waiver by the Company pursuant to this Section 8.04 shall require the approval of the Evaluation Committee. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

  Section 8.05. Procedure for Termination, Amendment, Extension or Waiver.

        A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require (i) in the case of Parent, action by its managers, (ii) in the case of Purchaser, action by its Board of Directors, and (iii) in the case of the Company, action by its Board of Directors, the direction or approval of the Evaluation Committee, as applicable, or, in either case, to the extent permitted by law, its duly authorized designee.

ARTICLE IX

GENERAL PROVISIONS

  Section 9.01. Nonsurvival of Representations and Warranties.

        None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

  Section 9.02. Notices.

        All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a)
  if to Parent, to

    Keystone Holdings LLC
    Mail Stop VR 900
    Golden, CO 80401
    Facsimile: (303) 277-6887
    Attention: Mr. John K. Coors

    with a copy to:

    Davis Graham & Stubbs LLP
    1550 17th Street, Suite 500
    Denver, CO 80202
    Facsimile: (303) 892-9400
    Attention: Jennings J. Newcom, Esq.

  (b)
  if to Purchaser, to

    Keystone Acquisition Corp.
    Mail Stop VR 900
    Golden, CO 80401
    Facsimile: (303) 277-6887
    Attention: Mr. John K. Coors

    with a copy to:

    Davis Graham & Stubbs LLP
    1550 17th Street, Suite 500
    Denver, CO 80202
    Facsimile: (303) 892-9400
    Attention: Jennings J. Newcom, Esq.

  (c)
  if to the Company, to

    CoorsTek, Inc.
    16000 Table Mountain Parkway
    Golden, CO 80403
    Facsimile: (303) 278-4000
    Attention: Legal Department

    with a copy to:

    Hogan & Hartson L.L.P.
    One Tabor Center, Suite 1500
    Denver, CO 80202
    Facsimile: (303) 899-7333
    Attention: Whitney Holmes, Esq.

  Section 9.03. Definitions.

        For purposes of this Agreement:

        An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

        A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

        A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

  Section 9.04. Interpretation.

        When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

  Section 9.05. Severability.

        If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

  Section 9.06. Counterparts.

        This Agreement may be executed in one or more separate counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

  Section 9.07. Entire Agreement; No Third-Party Beneficiaries.

        This Agreement, taken together with the Company Disclosure Letter and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated by this Agreement and (b) except for the provisions of Section 6.05, are not intended to confer upon any person other than the parties any rights or remedies.

  Section 9.08. Governing Law.

        This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  Section 9.09. Assignment.

        Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any company directly or indirectly wholly owned by Parent, but no such assignment shall relieve the assigning party of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

  Section 9.10. Enforcement.

        The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

  Section 9.11. Selection of Jurisdiction.

        Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the County of Denver, State of Colorado in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.02. Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

[Signature Page Follows]

        IN WITNESS WHEREOF, Parent, Purchaser and the Company have duly executed this Agreement as of the date first above written.

KEYSTONE HOLDINGS LLC
By:	/s/ WILLIAM K. COORS
Name:	William K. Coors
Title:	Manager
By:	/s/ JOHN K. COORS
Name:	John K. Coors
Title:	Manager
KEYSTONE ACQUISITION CORP.
By:	/s/ JOHN K. COORS
Name:	John K. Coors
Title:	President
COORSTEK, INC.
By:	/s/ JOSEPH G. WARREN, JR.
Name:	Joseph G. Warren, Jr.
Title:	Chief Financial Officer, Treasurer and Secretary

Schedule A

The "Parent Group"

The Adolph Coors, Jr. Trust
The Herman F. Coors Trust
The May Kistler Coors Trust
The Augusta Coors Collbran Trust
The Bertha Coors Munroe Trust
The Louise Coors Porter Trust
The Joseph Coors Trust
William K. Coors
John K. Coors
Peter H. Coors
Joseph Coors, Jr.
Jeffrey H. Coors
Joseph Coors
Darden K. Coors

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